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                                                                       EXHIBIT 9


                               TABLE OF CONTENTS

                              CBI INDUSTRIES, INC.
                               STOCK OPTION PLAN
                                (As of 8/11/93)

1.       PURPOSE OF PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
2.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
3.       ADMINISTRATION OF PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
4.       GRANTING OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
5.       TERMS OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
6.       GRANTING OF RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
7.       EXERCISE OF OPTIONS AND RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
8.       LIMITATIONS AND CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
9.       TRANSFERS AND LEAVES OF ABSENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
10.      STOCK ADJUSTMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
11.      AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
12.      EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

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                                                                 (AS OF 8/11/93)

                              CBI INDUSTRIES, INC.
                               STOCK OPTION PLAN

1.       PURPOSE OF PLAN

         The purpose of this Stock Option Plan (the "Plan") is to aid CBI Industries, Inc., and its Subsidiaries (collectively the "Company") in securing and retaining Key Employees of outstanding ability by making it possible to offer them an increased incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to increase their efforts for its welfare.

2.       DEFINITIONS

         As used in this Plan, the following words shall have the following meanings:

         (a)     "CBI" means CBI Industries, Inc.;

         (b)     "Board of Directors" means the Board of Directors of CBI;

         (c)     "Common Stock" means common stock of CBI;

         (d) "Holder" means either a Participant, or a person other than a Participant to whom an Option or a Right has been transferred in accordance with Section 8(d) herein;

         (e) "Incentive Stock Option" means an option to purchase shares of Common Stock which is intended to qualify as an "incentive stock option" as defined in Section 422A of the Internal Revenue Code;

         (f) "Key Employee" means any person, including officers, in the regular full-time employment of the Company who, in the opinion of the Committee referred to in Section 3, is or is expected to be primarily responsible for the management, growth or protection of some part or all of the business of the Company;

         (g) "Limited Right" means a right to receive cash in lieu of the exercise of an Option, if granted pursuant to Section 5(e);

         (h) "Officers Exercise Period" means any period beginning on the third business day following the date of public release of a summary statement of CBI's quarterly or annual sales and earnings and ending on the twelfth business day following such date.


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         (i)     "Non-Qualified Stock Option" means an option to purchase
                 shares of Common Stock which is intended not to qualify as an incentive stock option as defined in Section 422A of the Internal Revenue Code;

         (j) "Option" means an Incentive Stock Option or a Non-Qualified Stock Option;

         (k) "Participant" means a person to whom an Option is granted that has not terminated and ceased to be exercisable under the Plan;

         (l) "Right" means a stock appreciation right to elect to receive shares of Common Stock with a fair market value, at the time of any exercise of such stock appreciation right, equal to the amount by which the fair market value of all shares subject to the Option (or part thereof) in respect of which such stock appreciation right was granted exceeds the exercise price of said Option (or part thereof), or to receive from CBI, in lieu of such shares, the fair market value thereof in cash, as provided in Section 7; and

         (m) "Subsidiary" means any corporation other than CBI in an unbroken chain of corporations beginning with CBI if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock in one of the other corporations in such chain.

3.       ADMINISTRATION OF PLAN

         The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). None of the members of the Committee shall be eligible to be selected for the grant of an Option, Right, Limited Right, or any other option, stock appreciation right or shares under the Plan or any other stock option plan maintained by the Company during such membership or have been so eligible for selection within one year prior thereto or thereafter. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting or taken without a meeting by a writing signed by such majority, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.

4.       GRANTING OF OPTIONS

         The Committee may from time to time grant Options under the Plan to such Key Employees and for such numbers of shares as the Committee may determine. The Committee may grant Options in such amounts and may impose such conditions on the grant of an Option as it deems advisable.


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5.       TERMS OF OPTIONS

         The terms of each Option granted under the Plan shall be as determined from time to time by the Committee and shall be set forth in an Incentive Stock Option Agreement or a Non-Qualified Stock Option Agreement, as shall be appropriate, in a form approved by the Committee, consistent, however, with the following:

         (a) The Option price per share shall not be less than fair market value at the time the Option is granted.

         (b) The Option shall be exercisable in whole or in part from time to time during the period beginning at the completion of the required holding period stated in the Option, if any, and ending at the expiration of ten years from the date of grant of the Option, unless an earlier expiration date shall be stated in the Option or the Option shall cease to be exercisable pursuant to paragraph (d) of this Section 5.

         (c) Payment in full of the Option price shall be made upon exercise of each Option and may be made in cash, by the delivery of shares of Common Stock with a fair market value equal to the Option price, or by a combination of cash and such shares whose fair market value together with such cash shall equal the Option price.

         (d) If a Participant's employment with the Company terminates other than by reason of the Participant's death, retirement for disability or retirement under a retirement plan of the Company, the Participant's Option shall terminate and cease to be exercisable. If a Participant's employment with the Company terminates by reason of death or retirement due to disability, an Incentive Stock Option shall terminate and cease to be exercisable at the earlier of ten years from the date of grant or one year from the date of death or such retirement; if by reason of retirement under a plan, then at the earlier of ten years from the date of grant or three months from the date of such retirement. The Committee may, upon written request of a Holder, convert an Incentive Stock Option into a Non-Qualified Stock Option, and if such request is granted, the provisions concerning termination of Non-Qualified Stock Options shall apply to the Option in question which has been converted. A Non-Qualified Stock Option shall terminate at the earlier of ten years from the date of grant or one year from the date of termination of employment if such termination is due to death. Following any retirement of a Participant, a Non-Qualified Stock Option shall terminate on the expiration date of the Option. If the terms of an Option provide for its expiration prior to ten years from the date of grant, the Committee may at any time extend the expiration date of the Option but not beyond ten years from its date of grant. In the event any date specified herein falls on a day that is not a business day, then such date shall be deemed to be the next following business day.


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         (e)     An Option may contain a Limited Right to receive cash in lieu of shares under conditions to be set forth in the Option, in the discretion of and as determined by the Committee, in addition to Rights.

6.       GRANTING OF RIGHTS

         The Committee, at the time of grant of an Option or at any time prior to the expiration of the term of an Option may also grant, subject to the terms and conditions of the Plan, Rights in respect of all or part of such Option to a Holder, provided that, if granted to a Participant, the Participant at such time is a Key Employee.

7.       EXERCISE OF OPTIONS AND RIGHTS

         (a) A Holder who decides to exercise an Option or Right in whole or in part shall give notice in writing to the Secretary of CBI of such exercise on a form approved by the Committee. A notice exercising a Right shall also specify the extent, if any, to which the Holder elects to receive shares of Common Stock and the extent, if any, to which the Holder elects to receive cash, but shall in any event be subject to the determination by the Committee as provided in paragraph (d) of this Section 7. Any exercise shall be effective as of the date specified in the notice of exercise, but not earlier than the date the notice of exercise is actually received by the Secretary of CBI, and in the case of exercise of an Option, when payment in full of the Option price is actually received by the Secretary of CBI.

         (b) To the extent an Option is exercised in whole or in part, any Right granted in respect of such Option (or part thereof) shall terminate and cease to be exercisable. To the extent a Right is exercised in whole or in part, the Option (or part thereof) in respect of which such Right was granted shall terminate and cease to be exercisable.

         (c) Subject to Section 6, a Right shall be exercisable only during the period in which the Option (or part thereof) in respect of which such Right was granted is exercisable and, in addition, if the Holder of such Right is an officer of CBI and elects to receive cash for all or part of the payments upon exercise, or who exercises for such cash, such Holder may so elect or exercise such Right only during an Officer's Exercise Period. For this purpose only, the fair market value of shares of CBI stock shall be deemed to be the average of the closing prices for public trading on the largest national securities exchange on which such shares trade for all of the business days within such Officer's Exercise Period.

         (d) The Committee shall have sole discretion to determine the form in which payment will be made following exercise of a Right. All or any part of the obligation arising out of an exercise of a Right may be settled:





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                 (i)      by payment in shares of Common Stock with a fair
                          market value equal to the cash that would otherwise be paid,

                 (ii)     by payment in cash, or

                 (iii)    by payment in a combination of such shares and cash.

         (e) To the extent that any Right shall not have been exercised or cancelled or become non-exercisable, it shall be deemed to have been exercised automatically, without any notice of exercise, on the last day on which the Right's related Option is exercisable, or, in the case of officers of CBI, on the last day of the Officer's Exercise Period before the last day on which the Right's related Option is exercisable, provided that any other conditions or limitations on the Right's exercise other than notice of exercise are satisfied and the Right shall then have value. Such exercise shall be deemed to specify that, subject to determination by the Committee as provided in paragraph (d) of this Section 7, the Holder elects to receive cash and that such exercise of a Right shall be effective as of the time of the exercise.

         (f) The aggregate fair market value of the shares for which any Key Employee may exercise Incentive Stock Options in any calendar year under all plans of CBI shall not exceed the sum of $100,000 plus the amount which may be carried forward to that year. For purposes of the preceding sentence, the aggregate fair market value shall be determined as of the time an Incentive Stock Option is granted, and the amount which may be carried forward from each previous calendar year is $100,000 minus the amount of Incentive Options first exercisable and actually exercised in that previous calendar year. This provision shall be applied by taking options into account in the order in which they were granted.

         (g) To the extent the receipt of shares of Common Stock pursuant to the exercise of any Option or Right is subject to the withholding of any income or employment taxes by CBI for which CBI requires reimbursement from the recipient, the recipient may elect to reimburse CBI with shares of Common Stock withheld from the shares to be received, or cash, or a combination of such shares and cash, of sufficient value to make such reimbursement. Any such withholding or reimbursement shall comply with all applicable governing laws and regulations.

8.       LIMITATIONS AND CONDITIONS

         (a) The total number of shares of Common Stock that may be optioned or issued or transferred upon exercise of Rights under the Plan is 1,200,000 shares. Such total number of shares may consist, in whole or in part, of unissued shares or reacquired shares. The foregoing number of shares may be increased or decreased by the events set forth in of Section 10.


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         (b)     Any shares that have been optioned that cease to be subject to an Option (other than by reason of exercise of the Option) shall again be available for option and shall not be considered as having been theretofore optioned. Any shares subject to an Option (or part thereof) that is cancelled upon exercise of a Right shall be treated as if the Option itself were exercised and such shares shall no longer be available for grant.

         (c) No Option or Right shall be granted under the Plan after May 10, 1995, but Options and Rights theretofore granted may extend beyond that date. At the time an Option or Right is granted or amended or the terms or conditions of an Option or Right are changed, the Committee may provide for limitations or conditions on the exercisability of the Option or Right.

         (d)     (i)      A Non-Qualified Stock Option shall be
                          non-transferrable unless the Committee designates otherwise. An Incentive Stock Option or a Right associated therewith shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or by the provisions for the designation of a beneficiary in accordance with (ii) below. A Right shall never be transferred except to the transferee of the related Option. During the lifetime of the Participant, an Incentive Stock
                          Option or a Right associated therewith shall only be exercisable by the Participant.

                 (ii) Upon the death of a Participant, any outstanding and unexercised Options or Rights held by such Participant on the date of death shall be transferred to such beneficiary or beneficiaries as have been effectively designated by the Participant or, if none, then to the deceased Participant's surviving spouse or, if none, then to the Participant's lawful descendants, per stirpes as defined by common law, or, if none, then to the deceased Participant's estate. Any such transfer shall be effective as of the date of death of the Participant. To be effective, the designation of such beneficiary must be filed with the Committee or its designate in such written form as it requires and may include secondary, successive or contingent beneficiaries. Any Participant may change a beneficiary designation at any time by filing with the Committee a new beneficiary designation meeting the above requirements. The determination of the Committee as to the identity of a beneficiary, or whether a beneficiary is living or dead, pursuant to any determinations of rights under this Plan shall be conclusive and binding on all concerned.

         (e) No person shall have any rights of a stockholder (i) as to shares under option until, after proper exercise of the Option, such shares shall have been recorded on CBI's official stockholder records as having been issued or transferred or
                 (ii) as to shares to be delivered following exercise of a Right until, after proper exercise of the Right and determination by the Committee to make payment therefor in shares, such shares shall have been recorded on CBI's official stockholder records as having been issued or transferred.





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         (f)     CBI shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding shares of such class at the time are listed nor until there has been compliance with such laws or regulations as CBI may deem applicable. CBI shall use its best efforts to effect such listing and compliance. No fractional shares shall be delivered.

9.       TRANSFERS AND LEAVES OF ABSENCE

         For the purposes of the Plan: (a) a transfer of a Participant's employment without an intervening period from CBI to a Subsidiary or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company during such leave of absence.

10.      STOCK ADJUSTMENTS

         In the event of any merger, consolidation, stock dividend, split-up, combination or exchange of shares or recapitalization or change in capitalization, the total number of shares set forth in paragraph (a) of
Section 8 shall be proportionately and appropriately adjusted. In any such case, (i) the number and kind of shares that are subject to any Option (including any Option outstanding after termination of employment), the Option price per share and the number of Rights granted in connection therewith, if any, shall be proportionately and appropriately adjusted by the Committee without any change in the aggregate Option price to be paid therefor upon exercise of the Option.

11.      AMENDMENT AND TERMINATION

         (a) The Board of Directors shall have the power to amend the Plan, including the power to change the amount of the aggregate fair market value of the shares for which any Key Employee may exercise Incentive Stock Options under Section 4 to the extent provided in Section 422A, or any successor provision, of the Internal Revenue Code. It shall not, however, except as otherwise provided in the Plan, increase the maximum number of shares authorized for the Plan, nor reduce the basis upon which the minimum Option price is determined, nor extend the period within which Options or Rights under the Plan may be granted, nor change the basis upon which shares or cash may be distributed upon exercise of a Right, nor provide for an Option or Right that is exercisable more than ten years from the date of grant. It shall have no power (without the consent of the person or persons at the time entitled to exercise the Option) to change the terms and conditions of any Option in a manner that would adversely affect the rights of such person or persons except to the extent, if any, provided in the Option.


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         (b)     The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Options or Rights then in effect.

12.      EFFECTIVE DATE

         The Plan shall be effective as of January 1, 1987, subject to its approval by the stockholders of CBI and subject to any modification that may be made herein prior to such stockholder approval that may be deemed required or appropriate by the Board of Directors to meet legal requirements. All Options, together with related Rights or Limited Rights, if any, which have been or may be granted under the Plan prior to stockholder approval, shall be conditioned upon, and may not be exercised until after, such stockholder approval.





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